EXHIBIT 99.1

PMA CAPITAL [LOGO]


Mellon Bank Center   Suite 2800
1735 Market Street
Philadelphia, PA 19103-7590

                                                                   PRESS RELEASE
--------------------------------------------------------------------------------

For Release:  Immediate

     Contact: William Hitselberger
             (215) 665-5070

  PMA Capital Announces Reserve Charge and Suspension of Common Stock Dividend

Philadelphia, PA, November 4, 2003- Following a comprehensive review of its loss reserves, PMA Capital (NASDAQ: PMACA) announced today that it will record a pre-tax charge of approximately $150 million primarily to strengthen PMA Re's loss reserves at September 30, 2003. As a result of this charge, the Company has decided to suspend its common stock dividends at the current time. The Company is exploring strategic alternatives and has announced that it has engaged Banc of America Securities LLC to assist it in this activity.

During the third quarter, the Company's internal actuaries conducted their periodic comprehensive reserve review, which included an extensive review of carried reserves for accident years 1997-2000. The Company also had an independent actuarial firm conduct an evaluation of PMA Re's traditional property and casualty loss reserves, which supported the Company's conclusion. PMA Re's reserve charge relates to higher than expected underwriting losses in the reinsurance operations, primarily from casualty business written in accident years 1997 through 2000. The Company also completed its review of the loss reserves at The PMA Insurance Group, and determined that no reserve adjustments were necessary. The statutory capital of The PMA Insurance Group will not be affected by the charge.

As a result of this charge, the Company will evaluate the recoverability of its deferred tax asset at September 30, 2003. The Company will also be evaluating the effect of this action, including any ratings actions, on its ongoing businesses, liquidity and capital resources. The Company is currently engaged in discussions with the Pennsylvania Insurance Department regarding the operations of its insurance subsidiaries.

As it has previously announced, the Company will release its earnings for the third quarter of 2003 on Thursday, November 6, 2003, after the market closes. At that time, a copy of the Company's earnings release and quarterly statistical supplement will be available on the Company's website at www.pmacapital.com in the Investor Information section (choose Current Investor Information) and then click on News Releases to access the release; from Current Investor Information, you can click on Financial Reports to access the quarterly statistical supplement.

The Company will hold a conference call with investors beginning at 8:30 a.m. Eastern Time on Friday, November 7th to review the third quarter 2003 results. The conference call will be available via a live webcast over the Internet at www.pmacapital.com. To access the webcast, enter the Investor Information section (choose Current Investor Information), click on News Releases to find this announcement and then click on the microphone next to this release. Please note that by accessing the conference call via the Internet, you will be in a listen-only mode.

The call-in numbers for the conference call are as follows:

                    Live Call                                Replay
                    ---------                                ------
         800-201-1151 (Domestic)                  800-615-3210 (Domestic)
         952-556-1576 (International)             703-326-3020 (International)

A replay of the conference call will be available over the Internet or by dialing the call-in number for the replay and using the passcode 286830. The replay will be available from approximately 11:30 a.m. Eastern Time on Friday, November 7th until 11:59 p.m. Eastern Time on Friday, November 14th.


CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The statements contained in this press release, including those made by individuals authorized to speak on behalf of PMA Capital Corporation ("we", "our" or the "Company") that are not historical facts are forward-looking statements and are based on estimates, assumptions and projections. Actual results may differ materially from those projected in the forward-looking statements.

These forward-looking statements are based on currently available financial, competitive and economic data and the Company's current operating plans based on assumptions regarding future events. The Company's actual results could differ materially from those expected by the Company's management. The factors that could cause actual results to vary materially, some of which are described with the forward-looking statements, include, but are not limited to:

     o the actual amount of the reserve charge related to PMA Re's loss reserves;
     o the amount by which the Company must write down its current deferred tax asset;
     o a downgrade in the current financial strength ratings of the Company's insurance subsidiaries by A.M. Best would result in a material loss of business as policyholders move to other companies with higher financial strength ratings;
     o the ability of the Company to continue to receive dividends from its insurance subsidiaries in an amount sufficient to meet its debt service obligations;
     o the lowering or loss of one or more of the Company's debt ratings, and the adverse impact that any such downgrade may have on our ability to raise capital and our liquidity and financial condition;
     o    adequacy of reserves for claim liabilities;
     o adverse property and casualty loss development for events that we insured in prior years;
     o    adequacy and collectibility of reinsurance that we purchased;
     o regulatory or tax changes, including changes in risk-based capital or other regulatory standards that affect the cost of, or demand for, our products or otherwise affect our ability to conduct business, including the outcome of discussions with the Pennsylvania Insurance Department;

     o competitive conditions that may affect the level of rate adequacy related to the amount of risk undertaken and that may influence the sustainability of adequate rate changes;
     o    ability to implement and maintain rate increases;
     o the effect of changes in workers' compensation statutes and their administration, which may affect the rates that we can charge and the manner in which we administer claims;
     o our ability to predict and effectively manage claims related to insurance and reinsurance policies;
     o the uncertain nature of damage theories and loss amounts and the development of additional facts related to the attack on the World Trade Center;
     o uncertainty as to the price and availability of reinsurance on business we intend to write in the future, including reinsurance for terrorist acts;
     o severity of natural disasters and other catastrophes, including the impact of future acts of terrorism, in connection with insurance and reinsurance policies;
     o changes in general economic conditions, including the performance of financial markets, interest rates and the level of unemployment;
     o uncertainties related to possible terrorist activities or international hostilities; and
     o other factors disclosed from time to time in our most recent Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission.

Investors should not place undue reliance on any forward-looking statements. Unless otherwise stated, the Company disclaims any current intention to update forward-looking information and to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.



                                       3